Exhibit 99.1

                WHOLE FOODS MARKET REPORTS THIRD QUARTER RESULTS

   SALES INCREASE 23%; NET INCOME INCREASES 31% AND DILUTED EPS INCREASE 25%;
    ANNOUNCES 10 NEW LEASES, INCREASING STORE DEVELOPMENT PIPELINE TO RECORD
                             3.5 MILLION SQUARE FEET

    AUSTIN, Texas, July 28 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the 12-week quarter ended July 3, 2005. For the third quarter, sales increased 23% to $1.1 billion. This increase was driven by 13% weighted average year-over-year square footage growth and comparable store sales growth of 15.2%. Sales in identical stores (excluding four relocated stores and two major store expansions) increased 13.2% for the quarter. Net income increased 31% to $41.7 million, diluted earnings per share increased 25% to $0.60, and Economic Value Added (EVA) improved $6.5 million to $10.4 million.

    For the 40-week period ended July 3, 2005, sales increased 22% to $3.6 billion, with sales in comparable stores increasing 12.6% and sales in identical stores increasing 11.3%. Net income increased 27% to $131.6 million, diluted earnings per share increased 21% to $1.93, and EVA improved $12.8 million to $30.1 million.

    "We are producing impressive sales and earnings results even as we compare against one of the best years in our company's history. Our comparable stores have produced a sales increase of 12.6% year to date on top of a 15.2% increase last year, our new stores continue to perform above our expectations, producing a record $618,000 in average weekly sales during the quarter, and our net income has increased 27% year to date on top of a 34% increase last year," said John Mackey, Whole Foods Market CEO, Chairman and Co-founder. "We are working hard to capitalize on the tremendous growth opportunities that lie ahead of us by steadily increasing our store development pipeline, which at 3.5 million square feet currently represents 64% of our existing square footage. We believe our goal of $10 billion in sales by the year 2010 is well within our reach."

                                                                               # of
Store Returns for                      Average      Average       NOPAT        Comp
 the Quarter                            Size         Comps        ROIC        Stores
----------------------------------   ----------   ----------   ----------   ----------
Stores over 11 years old                 29,000         11.3%          72%          36
Stores between eight and
 11 years old                            29,000         13.6%          69%          35
Stores between five and
 eight years old                         32,000         12.7%          52%          34
Stores between two and
 five years old                          33,000         14.7%          27%          39
Stores less than two
 years old (including
 relocations)                            42,000         39.1%           7%          15

Stores in comparable
 store base                              32,000         15.2%          40%         159
Stores open at the end
 of the third quarter                    33,000          ---           35%         170

    In the quarter, gross profit increased 72 basis points to 35.2% of sales, and direct store expenses decreased 13 basis points to 25.3% of sales, resulting in store contribution of 9.9%. For the 159 stores in the comparable store base, gross profit improved 96 basis points to 35.5% of sales, and direct store expenses improved 31 basis points to 25.1% of sales, resulting in a 127 basis point increase in store contribution to 10.4%. General and administrative (G&A) expenses increased 49 basis points to 3.5% of sales.

    The following table shows the Company's quarterly results compared to its historical four-year average results. While there may be more variability during a particular quarter, the Company points out the consistency of these line items as a percentage of sales over time.

                                                                                  4-Year
Historical Performance                 FY01       FY02       FY03       FY04      Average     3Q05      YTD05
----------------------------------   --------   --------   --------   --------   --------   --------   --------
Gross profit                             34.7%      34.6%      34.2%      34.7%      34.6%      35.2%      35.1%
Direct store
 expenses                                25.4%      25.2%      25.3%      25.6%      25.4%      25.3%      25.4%
Store contribution                        9.3%       9.4%       9.0%       9.1%       9.2%       9.9%       9.7%
G&A                                       3.6%       3.6%       3.2%       3.1%       3.3%       3.5%       3.2%

    Capital expenditures in the quarter were $81 million of which $51 million was for new store development. During the quarter, the Company produced cash flow from operations of $89 million and paid approximately $16 million to shareholders in quarterly dividends of $0.25 per share. Cash and cash equivalents, including restricted cash, were approximately $361 million at the end of the quarter, and total long-term debt was approximately $19 million. During the quarter, approximately 124,000 of the Company's zero coupon convertible debentures were voluntarily converted by bondholders to approximately 1.3 million shares of common stock, resulting in a decrease in the zero coupon convertible debt from $79 million at the end of the second quarter to $13 million at the end of the third quarter.

    In the third quarter, the Company opened three new stores in Toronto, Canada; Middletown, NJ; and Metairie, LA (a relocation), ending the quarter with 170 stores totaling approximately 5.5 million square feet. The Company expects to open five stores during the fourth quarter, ending the fiscal year with 175 stores and approximately 5.8 million square feet in operation.

    The Company is pleased to announce the recent signing of ten new store leases representing a total of approximately 616,000 square feet which are as follows: Cupertino, CA (63,000 s.f.); Hollywood, CA (61,000 s.f.); San Jose, CA (45,000 s.f.); Pembroke Pines, FL (55,000 s.f.); Schaumberg, IL (67,000 s.f.);
Minneapolis, MN (73,000 s.f.); Paramus, NJ (77,000 s.f.); South Hills, PA (68,000 s.f.); Dallas, TX (51,000 s.f.); and Madison, WI (55,000 s.f.). The
following table provides additional information about the Company's current store development pipeline.

Stores in Development                  7/28/05        7/28/04       % Change
---------------------------------   ------------   ------------   ------------
Number of stores in development               65             49             33%
Average size (gross square feet)          53,400         47,800             12%
  As a percentage of existing
   store average size                        164%           153%           ---
Total square footage under
 development                           3,518,000      2,351,000             50%
  As a percentage of existing
   square footage                             64%            47%           ---

    Updated Guidance for Fiscal Year 2005
    For fiscal year 2005, the Company expects sales growth slightly above its previously stated range of 15% to 20% and comparable store sales growth slightly above its previously stated range of 9% to 11%. Weighted average square footage growth is expected to be approximately 13% based on the opening of 15 new stores, including three relocations. The Company continues to expect diluted earnings per share growth for the year to be lower than sales growth primarily due to a previously announced one-time charge in the fourth quarter now estimated at approximately $10 million to $15 million, caused by the anticipated acceleration in vesting of the Company's outstanding stock options. The Company expects pre-opening and relocation expense of $23 million to $24 million for the year. The Company expects G&A expenses for the remainder of the fiscal year to be higher as a percentage of sales compared to the prior year primarily due to the relocation of the Company's headquarters in January, which is expected to add approximately $4 million in G&A expenses annually. Capital expenditures are expected to be at the high end of the Company's previous guidance range of $300 million to $320 million.

    The Financial Accounting Standards Board ("FASB") recently issued a proposed FASB Staff Position on accounting for rental costs incurred during the construction period that, if adopted, would require construction-period rentals to be recognized as expense for reporting periods beginning after September 15, 2005. If earlier adoption is permitted, the Company may decide to retroactively apply these requirements to its fiscal year 2005 and prior-year results to conform to the new accounting rules. The Company's guidance excludes any impact from these lease accounting rule changes, as FASB has not issued a final statement. For the first two quarters of fiscal 2005, the impact on earnings would be approximately $0.02 per diluted share each quarter, and the Company estimates that the impact on earnings in the third and fourth quarters would be approximately $0.03 to $0.04 per diluted share each quarter. The impact would be higher in the second half of the year primarily due to more stores under construction.

    Growth Goals for Fiscal Year 2006
    The Company has a stated long-term growth goal of $10 billion in sales by the year 2010. For fiscal year 2006, the Company expects total sales and earnings growth of 15% to 20% despite difficult comparisons due to the Company's above-average results in 2004 and so far in 2005. The Company also expects a weighted average year-over-year increase in square footage in line with its stated 15% goal.

    Stock Option Strategy
    In December 2004, FASB finalized Statement 123R, Share-based Payment, which requires all companies to expense share-based payments, including stock options, at fair value. The Company expects to begin expensing options in the first quarter of fiscal year 2006.

    Though not retroactive, the charge to earnings resulting from this rule includes the impact of stock options granted in prior years, since the expense is recognized over the vesting period of the options, which for the Company has been four years. Even if the Company never granted another option after today, it would still have stock option expense until all past option grants were fully vested. In order to prevent this "overhang" from past option grants impacting future results, the Company previously announced its intention to accelerate the vesting of all outstanding stock options sometime in September unless there are further delays and/or the rule is overturned. The accelerated vesting of options will create a one-time, mostly non-cash charge in the fourth fiscal quarter of this year of approximately $10 million to $15 million. The actual amount of the expense will vary depending on a number of factors, primarily the closing stock price at the date of the acceleration.

    The Company's current intention is to keep its broad-based stock option program in place, but going forward it will limit the number of shares granted in any one year so that net income dilution from equity-based compensation expense will not exceed 10% in future years. The Company believes this strategy is best aligned with its stakeholder philosophy because it limits future earnings dilution from options while at the same time retains the broad-based stock option plan which it believes is important to team member morale, its unique corporate culture and its success.

    About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $3.9 billion in fiscal year 2004 and currently has 171 stores in the United States, Canada and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K/A Amendment No. 2 for the fiscal year ended September 26, 2004. The Company does not undertake any obligation to update forward-looking statements.

    The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial in number is 1-800-540-0559 and the conference ID is "Whole Foods." A replay will briefly be available at 1-402-220-1370, and a simultaneous audio webcast will be available at www.wholefoodsmarket.com .

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

                                                  Twelve weeks ended            Forty weeks ended
                                             ---------------------------   ---------------------------
                                                July 3,        July 4,        July 3,        July 4,
                                                 2005           2004           2005           2004
                                             ------------   ------------   ------------   ------------
Sales                                        $  1,132,736   $    917,355   $  3,586,222   $  2,937,644
Cost of goods sold and
 occupancy costs                                  733,931        600,961      2,327,103      1,917,279
 Gross profit                                     398,805        316,394      1,259,119      1,020,365
Direct store expenses                             286,343        233,111        912,221        746,717
 Store contribution                               112,462         83,283        346,898        273,648
General and administrative
 expenses                                          39,618         27,551        114,792         92,203
Pre-opening and relocation
 costs                                              6,022          3,258         16,736          7,780
 Operating income                                  66,822         52,474        215,370        173,665
Other income (expense):
Interest expense                                     (163)        (1,319)        (2,213)        (5,656)
Investment and other income                         2,868          1,782          6,175          4,749
 Income before income taxes                        69,527         52,937        219,332        172,758
Provision for income taxes                         27,811         21,174         87,733         69,103
 Net income                                  $     41,716   $     31,763   $    131,599   $    103,655

 Basic earnings per share                    $       0.63   $       0.51   $       2.05   $       1.70
 Weighted average shares
  outstanding                                      65,899         61,951         64,313         61,019

 Diluted earnings per share                  $       0.60   $       0.48   $       1.93   $       1.59
 Weighted average shares
  outstanding, diluted basis                       70,373         68,446         69,580         67,461

 Dividends per share                         $       0.25   $       0.15   $       0.69   $       0.45

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                                                  Twelve weeks ended            Forty weeks ended
                                             ---------------------------   ---------------------------
                                                July 3,        July 4,        July 3,        July 4,
                                                 2005           2004           2005           2004
                                             ------------   ------------   ------------   ------------
Net income (numerator for basic
 earnings per share)                         $     41,716   $     31,763   $    131,599   $    103,655
Interest on 5% zero coupon
 convertible subordinated
 debentures, net of income taxes                      483          1,092          2,441          3,598
Adjusted net income (numerator for
 diluted earnings per share)                 $     42,199   $     32,855   $    134,040   $    107,253
Weighted average common shares
 outstanding (denominator
 for basic earnings per share)                     65,899         61,951         64,313         61,019
Potential common shares outstanding:
  Assumed conversion of 5% zero
   coupon convertible
  subordinated debentures                           1,376          3,280          2,142          3,281
  Assumed exercise of stock options                 3,098          3,215          3,125          3,161
Weighted average common shares
 outstanding and potential additional
 common shares outstanding (denominator
 for diluted earnings per share)                   70,373         68,446         69,580         67,461

  Basic earnings per share                   $       0.63   $       0.51   $       2.05   $       1.70
  Diluted earnings per share                 $       0.60   $       0.48   $       1.93   $       1.59

Whole Foods Market, Inc.
Consolidated Balance Sheets
July 3, 2005 (unaudited) and September 26, 2004
(In thousands)

Assets                                                 2005           2004
------------------------------------------------   ------------   ------------
Current assets:
Cash and cash equivalents                          $    328,044   $    198,377
Restricted cash                                          33,084         23,160
Trade accounts receivable                                63,485         64,972
Merchandise inventories                                 171,816        152,912
Prepaid expenses and other current assets                21,333         16,702
Deferred income taxes                                    29,449         29,449
 Total current assets                                   647,211        485,572
Property and equipment, net of accumulated
 depreciation and amortization                        1,046,958        904,825
Goodwill                                                112,482        112,186
Intangible assets, net of accumulated
 amortization                                            21,127         24,831
Other assets                                              5,169         20,302
 Total assets                                      $  1,832,947   $  1,547,716

Liabilities And Shareholders' Equity                   2005           2004
------------------------------------------------   ------------   ------------
Current liabilities:
Current installments of long-term
 debt and capital lease obligations                $      5,919   $      5,973
Trade accounts payable                                  102,774         90,751
Accrued payroll, bonus and other
 benefits due team members                              124,991        100,536
Dividends payable                                        16,858          9,361
Other accrued expenses                                  153,734        128,329
 Total current liabilities                              404,276        334,950
Long-term debt and capital lease
 obligations, less current installments                  13,369        164,770
Deferred rent liability                                  87,874         70,067
Other long-term liabilities                               1,404          1,581
Deferred income taxes                                     7,736          7,693
 Total liabilities                                      514,659        579,061
Shareholders' equity:
Common stock, no par value, 300,000
 and 150,000 shares authorized;
 67,431 and 62,771 shares issued;
 67,277 and 62,407 shares outstanding
 in 2005 and 2004 respectively                          797,394        535,107
Accumulated other comprehensive income                    3,147          2,053
Retained earnings                                       517,747        431,495
Total shareholders' equity                            1,318,288        968,655
Commitments and contingencies
 Total liabilities and shareholders'
  equity                                           $  1,832,947   $  1,547,716

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

                                                    Forty weeks ended
                                                ------------------------
                                                  July 3,       July 4,
                                                   2005          2004
                                                ----------    ----------
Cash flows from operating activities
Net income                                      $  131,599    $  103,655
Adjustments to reconcile net income to
 net cash provided by operating activities:
    Depreciation and amortization                  102,733        87,086
    Loss on disposition of assets                    4,842         1,444
    Deferred income tax expense (benefit)               43        (2,153)
    Tax benefit related to exercise of
     employee stock options                         42,358        32,527
    Interest accretion on long-term debt             3,977         5,775
    Deferred rent                                   15,914         8,966
    Other                                            4,996         3,392
    Net change in current assets and
     liabilities:
      Trade accounts receivable                      1,170        (7,871)
      Merchandise inventories                      (20,654)      (29,224)
      Prepaid expense and other current assets      (3,996)       (4,234)
      Trade accounts payable                        12,023        17,717
      Accrued payroll, bonus and other
       benefits due team members                    24,455        26,393
      Other accrued expenses                        23,325        17,797
  Net cash provided by operating activities        342,785       261,270
Cash flows from investing activities
Development costs of new store locations          (161,698)     (124,531)
Other property, plant and equipment
 expenditures                                      (82,159)      (83,385)
Increase in restricted cash                         (9,924)      (17,939)
Increase in notes receivable                        13,500       (13,500)
Payment for purchase of acquired
 entities, net of cash acquired                        ---       (20,542)
Other investing activities                             ---         1,231
  Net cash used in investing activities           (240,281)     (258,666)
Cash flows from financing activities
Dividends paid                                     (37,850)      (18,313)
Issuance of common stock                            70,885        55,340
Payments on long-term debt and capital
 lease obligations                                  (5,872)      (10,086)
  Net cash provided by financing activities         27,163        26,941
Net increase in cash and cash equivalents          129,667        29,545
Cash and cash equivalents at beginning
 of period                                         198,377       165,779
Cash and cash equivalents at end of period      $  328,044    $  195,324

Supplemental disclosure of cash flow
 information:
  Interest paid                                 $      910    $    1,472
  Federal and state income taxes paid           $   48,431    $   48,569
Non-cash transactions:
  Common stock issued in connection
   with acquisition                             $      ---    $   16,375

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

    In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added ("EVA") in the press release as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company and for incentive compensation and capital planning purposes. The following is a tabular reconciliation of this non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

                                        Twelve weeks ended            Forty weeks ended
                                   ---------------------------   ---------------------------
                                      July 3,        July 4,        July 3,       July 4,
                                       2005           2004           2005           2004
                                   ------------   ------------   ------------   ------------
EVA
Net income                         $     41,716   $     31,763   $    131,599   $    103,655
Provision for income taxes               27,811         21,174         87,733         69,103
Interest expense and other                4,093          1,779          9,408          8,768
  NOPBT                                  73,620         54,716        228,740        181,526
Income taxes (40%)                       29,448         21,886         91,496         72,610
  NOPAT                                  44,172         32,830        137,244        108,916
Capital Charge                           33,802         28,937        107,154         91,619
  EVA                              $     10,370   $      3,893   $     30,090   $     17,297

SOURCE  Whole Foods Market, Inc.
    -0-                             07/28/2005
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)